AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 15, 1998

                                     Registration Statement File No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

               --------------------------------------------------

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                         UNITED ARTISTS THEATRE COMPANY
             (Exact name of registrant as specified in its charter)



            Delaware                                     84-1198391
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

   9110 East Nichols Avenue, Suite 200                     80112-3405
           Englewood, Colorado                             (Zip Code)
(Address of Principal Executive Offices)

                  --------------------------------------------

                       THE UNITED ARTISTS THEATRE COMPANY
                           1998 MANAGEMENT STOCK PLAN
                            (full title of the plan)

                                   Gene Hardy
                  Executive Vice President and General Counsel
                         United Artists Theatre Company
                       9110 East Nichols Avenue, Suite 200
                         Englewood, Colorado 80112-3405
                     (Name and address of Agent for service)

                                 (303) 792-3600
          (Telephone number, including area code, of agent for service)

                         Calculation of Registration Fee

======================== ================= ============================= ======================= ======================
Title of securities to     Amount to be     Proposed maximum offering       Proposed maximum           Amount of
     be registered        registered (1)       price per share (2)       aggregate offering (2)    registration fee
------------------------ ----------------- ----------------------------- ----------------------- ----------------------

Class B Non-Voting          1,518,000                 $16.71                  $25,365,780               $7,483
Common Stock
($0.01 par value)
======================== ================= ============================= ======================= ======================

(1) Section 8 of The United Artists Theatre Company 1998 Management Stock Plan (the "Plan") provides for adjustment in the number of shares subject to any award granted pursuant to the Plan, and/or the price per share of such shares granted under the Plan (but not the total price payable thereunder) and in any awards outstanding pursuant to the Plan in the event of a stock dividend on any class of common stock of the Company or certain other events. Accordingly, pursuant to Rule 416, this Registration Statement covers, in addition to the number of shares of Class B Non-Voting Common Stock stated above, an indeterminate number of shares which, by reason of any such event, may become subject to the Plan.

(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h)(1), the proposed maximum offering price per share and the registration fee are based upon the weighted average exercise price of options to purchase shares of Class B Non-Voting Common Stock issued pursuant to the Plan, calculated as of the date of this Registration Statement.

================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS


The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428 (b) (1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC"). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The documents listed in (a) and (b) below of United Artists Theatre Company (hereinafter referred to as the "Company" or "registrant"), and all such other documents or portions of documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

          (a) The Company's latest annual report, filed pursuant to Sections 13(a) or 15(d) of the Exchange Act, or either (1) the Company's latest prospectus filed pursuant to Rule 424(b) under the Securities Act which contains, either directly or by incorporation by reference, audited financial statements for the Company's latest fiscal year for which such statements have been filed, or (2) the Company's effective registration statement on Form 10 or 20-F filed under the Exchange Act containing audited consolidated financial statements for the Company's latest fiscal year.

          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report or the prospectus or effective registration statement referred to in (a) above.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


ITEM 4.  DESCRIPTION OF SECURITIES.

The Company has three classes of common stock: Class A Voting Common Stock (the "Class A Common Stock"), Class B Non-Voting Common Stock (the "Class B Common Stock") and Class C Non-Voting Common Stock (the "Class C Common Stock", and together with the Class B Common Stock, the "Non-Voting Common Stock"). Set forth below is a summary of certain terms and provisions of the Class B Common Stock which is being offered pursuant to this Registration Statement, as well as a summary of certain of the terms and provisions of the Class A Common Stock and the Class C Common Stock where such summary is necessary to an understanding of the rights of holders of Class B Common Stock. The summary set forth below is qualified in its entirety by reference to the Amended and Restated Certificate of Incorporation of the Company (the "Certificate").

GENERAL. The Certificate authorizes the issuance of up to 1,818,000 shares of Class B Common Stock. As of August 31, 1998, there were 142,858 shares of Class B Common Stock (including options to acquire 106,633 shares of Class B Common Stock exercisable within 60 days of such date) outstanding, and 1,518,000 shares of Class B Common Stock have been reserved for issuance under the Plan.

VOTING RIGHTS. Generally, shares of Class B Common Stock (and Class C Common Stock) will be non-voting. Holders of shares of Class A Common Stock are generally entitled to one vote per share. On any matter on which the holders of any of the Class A Common Stock, Class B Common Stock and Class C Common Stock are entitled to vote, all classes of common stock will vote together as a single class, and each holder of shares of Non-Voting Common Stock will be entitled to one vote for each share of such stock held by such holder, except that notwithstanding the foregoing, holders of shares of Non-Voting Common Stock will be entitled to vote as a separate class on any amendment, repeal, or modification of any provision of the Certificate that adversely affects the powers, preferences or special rights of holders of Non-Voting Common Stock. However, notwithstanding the foregoing, no vote or consent of holders of any Class B Common Stock will be required for (i) the creation or incurrence of any indebtedness of any kind of the Company or any of its subsidiaries; (ii) the creation, issuance, or increase or decrease in the amount, of any class or series of capital stock of the Company; (iii) any merger, consolidation or similar transaction involving the Company or any sale, lease or other conveyance of all or substantially all of the assets of the Company, or (iv) any other action by the Company or any of its subsidiaries.

DIVIDENDS. Subject to the provisions of any series of preferred stock which may at the time be outstanding, holders of Class B Common Stock are entitled to receive such dividends or other distributions as may be declared thereon by the board of directors of the Company from time to time out of the funds or assets of the Company legally available for such distributions, and dividends and distributions will declared, made and paid pro rata on a share-for-share basis on the Class A Common Stock and the Class B Common Stock. No dividends or other distributions will be declared, made or paid on the Class C Common Stock until the aggregate fair market value (as determined by the board of directors) of dividends and distributions (other than shares of Class A Common Stock or Class B Common Stock) paid or distributed per share of Class A Common Stock and per share of Class B Common Stock after May 5, 1992 equals $9.50 per share, and thereafter, any dividends or other distributions declared, made or paid by the Company will be declared, made or paid pro rata, on a share-for-share basis, on the Class A Common Stock, the Class B Common Stock and the Class C Common Stock.

LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Company, after payment to the holders of any shares of preferred stock then outstanding of all amounts to which they are entitled, if any, (i) the holders of shares of Class A Common Stock and Class B Common Stock then outstanding shall each first be entitled to receive an amount equal to $9.50 per share (less the aggregate fair market value (as determined as of the date of such dividend or distribution in good faith by the board of directors) of dividends and distributions (other than dividends or distributions in shares of capital stock) paid or distributed per share of Class A Common Stock and per share of Class B Common Stock after May 5, 1992, respectively, and prior to the time of such liquidation, dissolution or winding up) (the "Common Stock Liquidation Amount") and (ii) thereafter all of the holders of shares of Class A Common Stock or Non-Voting Common Stock shall be entitled to share ratably, on a share-for-share basis, in any remaining assets of the Company available for distribution to its stockholders.

ADJUSTMENT. If the Company in any manner subdivides or combines the outstanding shares of any single class of common stock, then the outstanding shares of each other class of common stock will be subdivided or combined, as the case may be, to the same extent, share and share alike, and other appropriate adjustments will be made.

NO PREEMPTIVE RIGHTS; REDEMPTION; ASSESSABILITY. Holders of shares of Class B Common Stock are not entitled to preemptive rights with respect to any shares of stock of the Company that may subsequently be issued. The Class B Common Stock is not subject to call or redemption and, when issued upon payment of the exercise price payable therefor, shares of Class B Common Stock will be fully paid and non-assessable.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

The legality of the Class B Common Stock to be issued pursuant to the Plan will be passed upon for the Company by Gene Hardy, Executive Vice President and General Counsel of the Company. As of the date of this Registration Statement, Mr. Hardy beneficially owns 2,500 shares of Class B Common Stock and holds options to purchase an additional 31,750 shares of Class B Common Stock.


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity at another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful.

Section 145 of the DGCL also provides that a corporation may indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL also provides that to the extent that a director, officer, employee or agent of a corporation is successful on the merits or otherwise in the defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

In accordance with Section 145 of the DGCL, the Certificate provides that the Company will indemnify and hold harmless, to the fullest extent authorized by the DGCL (as existing or amended, but in the case of such amendment, only to the extent such amendment permits the Company to provide broader indemnification rights than prior to such amendment), each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is, or a person of whom he or she is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity which serving as a director, officer, employee or agent, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding, and such indemnification will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in the Certificate, the Company will indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors.

The Certificate also provides that the right to indemnification is a contract right and includes the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, will be made only upon delivery of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Company by law or pursuant to the Certificate.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of a corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (regarding certain illegal distributions) or (iv) for any transaction from which the director derived an improper personal benefit. The Certificate provides that the personal liability of the Company's directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director is limited to the fullest extent permitted by Delaware law.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.


ITEM 8.  EXHIBITS.

See Exhibit Index at page 9.


ITEM 9.  UNDERTAKINGS.

          (a)      The undersigned registrant hereby undertakes:

                   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                            (i)       To include any prospectus required by
                                      Section 10(a)(3) of the Securities Act of
                                      1933;

                            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement, (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                           provided, however, that paragraphs (a)(1)(i) and
                           (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
                           Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                   (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

                   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                      * * *


         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Englewood, and the state of Colorado, on this 15th day of October, 1998.

                                         UNITED ARTISTS THEATRE COMPANY

                                         By: /s/ Gene Hardy
                                              Gene Hardy
                                              Executive Vice President and
                                              General Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                                         Title                     Date

                  *                       President, Chief Executive Officer           October 15, 1998
--------------------------------------    and Director
            Kurt C. Hall                  (Principal Executive Officer)

                  *
                                          Senior Vice President, Chief Financial       October 15, 1998
--------------------------------------    Officer and Treasurer
           Trent J. Carman                (Principal Financial Officer and
                                          Principal Accounting Officer)

                  *                       Chairman of the Board and Director           October 15, 1998
--------------------------------------
            John W. Boyle

                  *                       Director                                     October 15, 1998
--------------------------------------
           Michael L. Pade

                  *                       Director                                     October 15, 1998
--------------------------------------
         James J. Burke, Jr.

                  *                       Director                                     October 15, 1998
--------------------------------------
     Albert J. Fitzgibbons, III

                  *                       Director                                     October 15, 1998
--------------------------------------
            Robert F. End

                  *                       Director                                     October 15, 1998
--------------------------------------
            Scott M. Shaw

* Gene Hardy, by signing his name hereto, does sign this document on behalf of the above noted individuals, pursuant to powers of attorney duly executed by such individuals which have been filed as an Exhibit to this Registration Statement.

                                                       /s/ Gene Hardy
                                              --------------------------------
                                                        Gene Hardy
                                                     Attorney-in-Fact

                                  EXHIBIT INDEX

These Exhibits are numbered in accordance with the Exhibit Table of Item 601 of Regulation S-K.


      Exhibit No.                              Description

            4 Amended and Restated Certificate of the Company (incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-4 (Registration No. 333-56985), dated June 16, 1998)

            5       Opinion re: legality of securities to be issued

         23.1       Consent of Arthur Andersen LLP

         23.2       Consent of KPMG Peat Marwick LLP

         23.3 Consent of Gene Hardy (contained in the opinion filed as Exhibit 5)

           24 Powers of Attorney executed by officers and directors who signed this Registration Statement